                                                                    EXHIBIT 12.1


                          WILLIAMS ENERGY PARTNERS L.P.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                    Years Ended December 31,
                                                     ------------------------------------------------------
                                                       2001        2000        1999       1998       1997
                                                     --------    --------    --------   --------   --------
Earnings:
Income from continuing operations before
   provision for income taxes and minority
   interest ......................................   $ 22,163    $  4,847    $ 10,910   $  9,432   $  7,837
     Add:
         Fixed charges ...........................      7,071      12,873       4,775         --         --
         Less:  Interest capitalized .............       (139)        (46)         --         --         --
                                                     --------    --------    --------   --------   --------


              Total earnings as adjusted .........   $ 29,095    $ 17,674    $ 15,685   $  9,432   $  7,837
                                                     ========    ========    ========   ========   ========

Fixed charges:
     Interest expense - net ......................   $  6,932    $ 12,827    $  4,775   $     --   $     --
     Interest capitalized ........................        139          46          --         --         --
                                                     --------    --------    --------   --------   --------

               Fixed charges .....................   $  7,071    $ 12,873    $  4,775   $     --   $     --
                                                     ========    ========    ========   ========   ========
Ratio of earnings to fixed
     charges .....................................       4.11        1.37        3.28         --         --
                                                     ========    ========    ========   ========   ========